Exhibit p.3

SUSTAINABLE GROWTH ADVISERS, LP

Code of Ethics

EFFECTIVE    December 6, 2016

This Code is the sole property of Sustainable Growth Advisers, LP (the "Firm" or”SGA”) and must be returned to the Firm should an employee's association with the Firm terminate for any reason. The contents of this Code are confidential.

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GENERAL

Sustainable Growth Advisers, LP (“Firm” or “SGA”) is an investment adviser registered with the Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The Firm must provide each of its supervised persons with a copy of The Code of Ethics and Compliance Manual and any amendments to either The Code or Manual. The Firm mandates all supervised persons must acknowledge in writing the receipt of both The Code of Ethics and Compliance Manual, that they have read, understands, and commits to comply with all policies and procedures established by the Firm. The Code of Ethics and Compliance Manual have been developed to set forth the policies and procedures that are followed by the Firm relating to its investment advisory business. They are designed to be a permanent record of the requirements and standards applied by the Firm in complying with laws and regulations applicable to its investment advisory activities.

The Firm is subject to rigorous fiduciary obligations and legal and regulatory requirements. The policies and procedures applicable to the conduct of the Firm's investment advisory business are based on general concepts of fiduciary duty, specific requirements of the Advisers Act applicable to registered investment advisers, Federal securities laws, and internal policies and procedures adopted by the Firm. The Firm's policies and procedures are intended to ensure the highest standards of professional conduct, whether or not required by law or regulation.

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INTRODUCTION

The Securities and Exchange Commission (SEC) adopted a new Rule 204A-1 of the Investment Advisors Act of 1940 which requires Investment Advisers to adopt and enforce codes of ethics applicable to their supervised persons. Sustainable Growth Advisers, LP has adopted the following Code of Ethics. It is imperative that all Employees of the Firm read, understand and adhere to the policies set forth herein. (For the purposes of the Code of Ethics all partners and members who are involved in the day to day operations of the Firm or who are considered “access persons”, and all employees of the Firm shall herein be referred to individually, as an “Employee”, and collectively, as “Employees”). Failure to do so may result in severe criminal and civil legal penalties against the Firm, the investment funds or managed accounts managed by the Firm (each, an "SGA Client"; collectively, the "SGA Clients") and the Employee involved, as well as sanctions (which may include dismissal) by the Firm against the Employee. Sustainable Growth Advisers, LP maintains a policy of requiring full compliance with all applicable Federal, state and local laws, rules and regulations. An SGA Employee shall report any actual or potential violations of this policy immediately to the Chief Compliance Officer or to a Principal of SGA.

Notwithstanding the aforementioned, nothing contained herein shall prohibit an Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. An Employee does not need the prior authorization of the Firm to make any such reports or disclosures, and an Employee is not required to notify the Firm that he or she has made such reports or disclosures.

The Code of Ethics or the Compliance Manual, not included in this document, does not attempt to serve as an exhaustive guide to every legal, regulatory and compliance requirement applicable

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to the types of activities in which the Firm and its Employees may be involved in the course of conducting the business of the Firm. Rather, this Code is intended to summarize the principal legal, regulatory and compliance issues relating to the Firm and its Employees, and the Compliance Manual establishes general policies and procedures governing the conduct of the Firm’s business. The Firm's Chief Compliance Officer (the "CCO"), is available to address any questions or concerns relating to such policies and procedures, their interpretation and application.

The Code of Ethics or the Compliance Manual is not a contract of employment and does not create any express or implied promises to any Employee or guarantee any fixed terms. Nor do they alter the "employment at will" relationship in any way. Employment at will means that either an Employee or the Firm may terminate the employment relationship for any reason at any time, with or without notice.

The Code of Ethics and the Compliance Manual policies and procedures are subject to modification and further development. The Firm, in its sole and absolute discretion, may amend, modify, suspend or terminate any policy or procedure at any time without prior notice. The Firm has sole and absolute discretion to interpret and apply the policies and procedures established herein and in the Compliance Manual and to make all determinations of fact with respect to their application.

Each Employee must acknowledge in writing that he or she has received a copy of, has read and understands, and commits to comply with, this Code of Ethics and the Compliance Manual and the policies and procedures established by the Firm.

Insider Trading.

Federal and state securities laws prohibit any purchase or sale of securities on the basis of material nonpublic information about the security or its issuer which was improperly obtained, or was obtained under circumstances contemplating that it would not be used for personal gain, and in certain

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other circumstances. In addition, communications of any kind to others about such information is prohibited. The persons covered by these restrictions are not only "insiders" of publicly traded companies, but also any other person who, under certain circumstances, learns of material nonpublic information about the security or its issuer, including, but not limited to, employees, outside attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions by the Firm or an Employee can have severe consequences for the Firm, the SGA Clients and the Employee. Penalties for trading on or communicating material nonpublic information include imprisonment for up to 10 years, and a criminal fine of up to $1,000,000 or three times the profit gained or loss avoided. The Firm may also be held liable for failing to take measures to deter securities law violations, where such failure is found to have contributed to or permitted a violation.

In view of these prohibitions, the Firm has adopted the general policy that Employees may not trade — for the account of the Firm or any of the SGA Clients, or any personal trading account over which an Employee exercises control — in the securities of any company about which an Employee possesses, or is aware that the Firm possesses, material nonpublic information, or sharing with others about such information. All Employees must exercise utmost care to adhere to this policy and take all reasonable steps to ensure that the Firm and other Employees adhere to this policy.

Any Employee who believes that he or she, or the Firm, may be in possession of material nonpublic information concerning an issuer’s securities should:

(i) immediately report the matter to the Chief Compliance Officer (or, in his/her absence, a Principal of the Firm);

(ii) not purchase or sell any such securities on behalf of himself or herself or others, including the Firm and the SGA Clients; and

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(iii) not communicate the information to anyone inside or outside the Firm, other than the Chief Compliance Officer (or, in his/her absence, a Principal of SGA).

In addition, Employees have a mandatory obligation to immediately inform the Chief Compliance Officer (or, in his/her absence, a Principal of SGA) if they become aware of any actual or potential violation of this policy by another Employee.

The prohibition on insider trading is a complicated subject that is not easily susceptible to reduction to a few general principles. Accordingly, the Firms Compliance Manual has a prepared and adopted statement of Policies and Procedures Designed to Detect and Prevent Insider Trading. All Employees have a mandatory obligation to read and adhere to the restrictions outlined in Manual.

Personal Trading

The Firm requires that all personal investment transactions are carried out in a manner that will not endanger the interest of any client or create any conflict of interest between the Firm, its Employees or its Clients. The Firm considers all Employees to be “access” persons and therefore subject to all of the reporting requirements. To ensure the satisfaction of the Firm’s fiduciary obligations to its advisory clients, and better prevent insider trading and front-running, the Firm has adopted certain restrictions on personal trading by the Employee and the Employee’s Proprietary Accounts. (Proprietary Accounts are any accounts in which the Employee has a direct or indirect beneficial ownership. These include members of the Employee’s immediate family sharing the same household, including spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, siblings, and in-laws.)

Prohibited Securities: Purchases of single name equity securities and/or equity derivatives of single name equity securities are prohibited. - Sales of single name equity securities and/or equity derivatives of single name equity securities require prior written approval from either the

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firm’s CCO; a SGA Founding Principal or SGA’s COO. PLEASE NOTE: Short Sale Transactions are prohibited. Additionally, any transactions in Open-end Mutual Funds for which SGA acts as adviser or sub adviser also require approval prior to placing a trade.

Sales of single name equity securities and equity derivatives of single name equity securities are subject to a seven business day “black out” period commencing when the same security is traded in any SGA Client Portfolio. It is possible that an Employee executes a Sale, with prior approval, prior to the firm executing a Sale of the same security. In this instance the following applies: If an Employee sells a stock to close or lessen a long position and the Firm executes a sale in the same security within seven business days, the execution price of the Firm’s sale transaction will be compared to the execution price of the Employee sale transaction, and any profits by the Employee will be disgorged to the Firm. For transactions where the Employee trade is in the opposite direction of the firm trade and falls in the seven day “black out” period, no disgorgement of profits is required to be made.

Exempt from this policy are Permitted Securities. The following are Permitted Securities: Mutual Funds for which SGA does not act as adviser or sub adviser, Unit Trusts, Money Market Funds, Exchange Traded Funds (ETFs), Fixed Income securities and Fixed Income derivative securities, Foreign exchange securities, whether traded in the Spot, Forward or Future markets, Commodities and Alternative investments, i.e. (Private Equity and Hedge Funds). Private Placements are Permitted Securities and also require written prior approval from either the Firm’s Chief Compliance Officer; a SGA Founding Principal or SGA’s COO. This approval shall take into account whether the investment opportunity should be reserved for the clients of the Firm, whether the opportunity is being offered to an individual by virtue of his or her position with the Firm and any other relevant factors.

In addition, single name equity securities that comprise any of the Firm’s strategy variation portfolios, which are portfolios personally funded by select Employees or the Firm, are also

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exempt Please Note: Strategy variation portfolios are used by SGA to seed variations of our flagship portfolio investment strategy built from SGA’s Investable Universe. These accounts were funded in large part based on conversations SGA has had with current and prospective clients. In these few instances, the Firm or select Employees will be permitted to hold individual common stocks in a separately managed account that will be managed directly by SGA. All such arrangements require prior written approval from either the firm’s Chief Compliance Officer; a SGA Founding Principal or SGA’s COO. All strategy variation portfolios that are funded by Employees are assessed an investment advisory fee by the firm. All trading for the strategy variation portfolios are included in the firm’s manual rotation system for block trades, direct and wrap/SMA platforms designed to ensure that no one client or group of clients is favored over another.

SGA Employee personal investment transactions, which are not exempt from the Personal Trading Policy, whether for the Employee or an Employee Proprietary Account require written approval from the Firm’s Chief Compliance Officer; a SGA Founding Principal or SGA’s COO prior to submission of the trade to the market. An oral approval may be given, however, it must be confirmed in writing within 24 hours. All investment transactions that require written prior approval that are not completed must be cancelled by the end of the business day.

The Chief Compliance Officer is mandated under Rule 204A-1 to periodically review all supervised or access person’s personal holdings and transactions.

Therefore, the following are mandatory requirements:

All Employees are required to have duplicate copies of all account statements including Proprietary Accounts (other than statements relating to accounts which such Employee trades only Permitted Securities for investment purposes. Permitted Securities are securities other than common stock or other equity linked securities) to be sent by the broker-dealer or custodian directly to the Chief

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Compliance Officer at least quarterly or as frequently and at the same time they are sent to the Employee.

All Employees are required to identify to the Chief Compliance Officer within 10 days of his/her initial hire date all security holdings and trading accounts including any Proprietary Accounts. The information must be as of a current date no more than 45 days prior to the date the report is submitted. In addition, each Employee must immediately inform the Chief Compliance Officer any time such Employee opens a new broker/custodian or trading account for any proprietary account.

Thereafter, each Employee is required to report all security transactions and holdings for all personal and proprietary accounts:

Quarterly - no later than 30 days after the close of business of the last day of the quarter

AND

Annually – no later than 30 days after the close of business on December 31st to the Chief Compliance Officer.

Reporting Requirements:

Holdings reports – each report must contain the following information for each reportable security:

Title of the account

Type of security

Security Name

Exchange ticker or CUSIP number

Number of shares held

Current market value

Name of the broker or custodian

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Date the report is submitted to the CCO

Transaction reports – each report must contain the following information for each reportable security:

Title of the account

Date of the transaction

Security Name

Exchange ticker or CUSIP number

Number of shares

The nature of the transaction (i.e., purchase, sale or other acquisition or disposition)

Execution Price

Principal (or Net) Amount

Name of broker, dealer or bank which transaction was effected

Date the report is submitted to the CCO

An SGA Employee may request and receive prior approval from the Chief Compliance Officer, or an SGA Principal, to open and maintain a full discretionary proprietary account(s) with an unaffiliated investment advisor. Any SGA Employee requesting such approval must sign a Full Discretion Investment Advisor Certification renouncing all decision making influence and/or control over those accounts under management by the unaffiliated investment advisor. In certain instances where the SGA Employee may ask the unaffiliated investment advisor to execute certain trading transactions, the SGA Employee is required to have prior approval from SGA’s CCO or an SGA Principal in accordance with SGA’s Personal Trading Policy as stated above prior to placing the request with the unaffiliated investment advisor. SGA is aware that the unaffiliated investment advisor may

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trade in large cap growth securities and that there may be times when the SGA Employee account(s) may trade in the market at the same time. However, SGA does not consider this to be a conflict of interest with its own clients as large cap growth securities are large issues with wide marketability. With regards to statements, these accounts are subject to the same reporting requirements as any other personal proprietary account(s) held by an SGA Employee.

Conflicts of Interest

In order to discharge the Firm's duties in the best interests of its clients, it is essential that Employees' potential conflicts of interest with those of the Firm or the SGA Clients be immediately disclosed to the Firm so they can be appropriately addressed. Furthermore, in order to avoid unnecessary conflicts of interest, no Employee should, without the prior written consent of the Chief Compliance Officer:

(a)	rebate, directly or indirectly, to any person, firm, corporation or association any part of the compensation received from the Firm as an Employee;

(b)	accept, directly or indirectly, from any person, firm, corporation or association, any gifts including entertainment to any company or individual unless it is given or received in compliance with SGA’s Gifts and Entertainment Policy; or

(c)	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business,

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except for a minority stock ownership or other financial interest in any business which is publicly owned.

Gifts and Entertainment

No Employee shall accept or provide any gift, directly or indirectly, including entertainment to or from any person, firm, corporation or association without approval from the firm’s Chief Compliance Officer, or in his or her absence, a Founding Principal of SGA except if said gift is deemed insubstantial. Insubstantial is defined as less than $175 per gift and/or less than $175 on an annual basis from any one person and/or company. A single gift of $175 or more or $175 on an annual basis (from any one person and/or company) must be reported within ten business days to the firm’s Chief Compliance Officer by the gift recipient/provider by completing the Gifts & Entertainment form. The Chief Compliance Officer will maintain a log or record of such gifts.

In addition, in the situation that firm receives any gifts that are not deemed insubstantial (e.g. holiday gifts) from any person, firm, corporation or association, the Chief Compliance Officer will be notified of the gift and a Gifts & Entertainment form will be prepared and the gift event will included in the firm’s gift log.

In the event the firm provides any gifts that are not deemed insubstantial then prior approval must be obtained from the firm’s Chief Compliance Officer. The SGA Employee providing the gift must complete a Gifts & Entertainment form and submit the form to the Chief Compliance Officer with ten days following such gift and the gift event will included in the firm’s gift log.

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Directorships; Outside Activities

Prior to accepting a position as an officer or director of any company, an Employee must obtain approval from the Chief Compliance Officer, or a Principal of SGA. For so long as an Employee sits as a director on the board of any company, or serves in a similar capacity with respect to any company, such company shall be placed on the SGA’s restricted list. So long as it remains on such list, securities of such company may not be purchased or sold (unless from or to the issuer) on behalf of any SGA Clients accounts, absent prior written consent from counsel to, or another appropriate senior officer of, such company.

In the event that an Employee serves as a director or in a similar capacity with respect to any company whose securities are held in one or more SGA Clients accounts, any director's fees or other similar compensation payable by such company to such Employee shall instead be paid, or promptly transferred by such Employee, to such SGA Clients on a pro-rata basis, in accordance with their respective interests in such company.

All outside activities by an Employee involving the publication of articles, or radio or television appearances, must be approved beforehand by an SGA Principal or the Chief Compliance Officer, even if not related directly to the Firm's business.

Confidentiality

Information regarding advice furnished by the Firm to its clients, nonpublic data furnished to the Firm by any client, work product of the Firm’s investment and trading staffs, and other proprietary data and information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record, and former, existing and potential clients), is the exclusive property of the Firm. Any Employee in possession of such information must keep it strictly confidential, and may not disclose it to third parties or use it for the

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benefit of any person other than the Firm. Any violation of the foregoing restriction without the permission of a Principal of the Firm is grounds for immediate dismissal.

Involvement in Litigation

An Employee should immediately advise the Chief Compliance Officer or an SGA Principal if he or she (i) becomes involved in or is threatened with litigation, an administrative investigation, or legal or disciplinary proceedings of any kind, (ii) is subject to any judgment, suspension, order or arrest, or (iii) is contacted by any governmental or regulatory authority.

Annual Acknowledgment

At least annually, each Employee shall sign an Employee Annual Acknowledgement Form confirming his or her receipt and understanding of, and agreement to abide by, the policies and procedures described in this Code, and certifying that he or she has reported all personal securities transactions since the date of such Employee’s last such acknowledgment.

New Employees must sign the Employee Annual Acknowledgment Form before commencing activities on behalf of the Firm or the SGA Clients.

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Sustainable Growth Advisers, LP

Code of Ethics

Signature Page

By his or her signature below, the Employee acknowledges receipt of The Code of Ethics. The Employee pledges to abide by the policies described in the Code, and affirms that he or she has not previously violated such policies and has reported to the Firm all personal securities transactions required thereby to be so reported in the most recent calendar year.

Date	Name of Employee

Signature of Employee

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